EXHIBIT 99.1

Transcript of

WidePoint Corp

Fourth Quarter Conference Call

March 28, 2022

Participants

Jin Kang - President & Chief Executive Officer, WidePoint Corp

Jason Holloway - EVP, Chief of Sales & Marketing Officer & President, WidePoint Cybersecurity Solutions Corp.

Kellie Kim - Chief Financial Officer, WidePoint Corp

Analysts

Barry Sine - Spartan Capital

Presentation

Operator

Good afternoon. Welcome to WidePoint’s Fourth Quarter 2021 Earnings Conference Call. My name is Catherine, and I will be your operator for today’s call.

Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President and Chief of Sales and Marketing Officer, Jason Holloway; Executive Vice President and CFO, Kellie Kim; and in coming CFO, Bob George. Following their remarks, we will open the call for questions from WidePoint’s publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint’s safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

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Jin Kang - President & Chief Executive Officer, WidePoint Corp

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the fourth quarter and full year ended December 31, 2021. The fourth quarter and the past couple of months have been a blend of encouragement, as we’ve continued to successfully execute our strategy for profitable growth, but also reality, as we find ourselves still traversing through macroeconomic headwinds. On par with what I shared on our last call, as it relates to our growth strategy, we’ve been laser focused and continuing to make investments across the board, internally we have sales and marketing and operational initiatives.

The bottom line for our organic and inorganic growth strategy is simple. Grow the top line and operate profitably and sustainably to maximize our company’s potential. We’ve encouragingly begun to witness the previous investment made into our business bearing fruit, as a result of an expanding sales pipeline and greater percentage of those sales opportunities getting close to execution. One short-term highlight I want to share is that we exceeded our prior guidance on revenue by achieving 87 million for full year 2021. We also achieved approximately 3.8 million in adjusted EBITDA. We were able to achieve these goals through a combination of effective operations and taking advantage of COVID-related programs offered by the federal government in the form of employee retention tax credit or ERTC.

Furthermore, with a dynamic transformation of our company, more specifically, bringing information technology as a service or ITaaS under the WidePoint umbrella and further focusing on our cybersecurity capabilities and broadening our customer base, we are maximizing our opportunities for future growth. We are also adopting our technology management as a service business model to ensure that we’re optimally operating and charging for our services.

I want to once again address the elephant in the room and share that we are still facing macroeconomic headwinds that are out of our control affecting our business. Whether it be geopolitical events, such as the war in Ukraine, supply chain disruptions, the pandemic, the unprecedented status of the job market, or the difficulty to still meet face to face with prospective customers. We are still feeling the impact of these external circumstances in our business. Before I move on, I’m sure you’ve all are following the unfolding events in Ukraine as Russia’s invasion continues. Our thoughts and prayers are with the people of Ukraine. We truly hope that this unjustified cruel invasion ends soon. That said the reality is that our federal government’s attention and budgets are also focused on Ukraine, and the potential cybersecurity events emanating from Russia on US targets. As a result, we believe that this will provide some tailwinds for us as potential customers will look for more secure multi-factor authentication solutions or MFAs.

Additionally, the hiring of new high quality employees have been more arduous than we anticipated. As an organization that is looking to expand, we are in need of topnotch workers across several divisions, however, due to the booming job market and the increase in labor rates instituted by the federal government, it’s been difficult to garner employees in this market. Due to the increase in labor rates, we’ve had to offer higher salaries to employees to gather top talents, and thus have had to adjust our budgets accordingly. It is important to note that this isn’t just affecting WidePoint, but it is impacting a majority of organizations across the country. However, an encouraging point is that unlike most companies, WidePoint has historically had and continues to have low turnover rates of employees. Thanks to the great working environment and culture we’ve built, which stems from the competitive, compensation structure, and flexibility we provide in giving a majority of our employees the ability to work from home, all the while expecting high performance. Therefore, we have only seen minor impacts from the so-called great designation that seemed to be ubiquitous in our society today.

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Despite these headwinds, we are fortunately continuing to see opportunities get delayed, rather than seeing them dissipate outright. Thanks to the proactive measures implemented by our management team to ensure for profitable growth, we are confident that we can weather the storm. Although still a noteworthy issue, we are slowly beginning to see signs of more and more prospective customers becoming open to conducting new joint projects with a slowdown in the COVID cases. WidePoint has been and will continue to fully operate during the pandemic. We are cautiously optimistic that the current situation with the pandemic will improve.

Next, I’d like to provide an update on our transformative acquisition of IT Authorities. As I mentioned on the last earnings call, we were able to successfully acquire IT Authorities, a company that has many potential synergies, as they strengthen our footprint within each growth market by offering a multitude of cross-sell and up-sell synergies within IT operations and identity management, deep expertise in Microsoft ecosystem, access to their commercial customer base, and their recurring managed services revenue. We with that reminder out of the way, I want to report that the integration process almost six months after the acquisition is progressing as planned. More specifically, we continue to see material commercial sales opportunities being generated. And overall, we have been very pleased with the progress of the strategic sales opportunities coming to fruition. Jason will provide additional color on it, once I pass the mic over to him.

The last update I’ll provide which relates to ITA is with respect to our Microsoft co-sell certification status. We continue to maintain our Microsoft co-sell certification status and are in fact combining it with ITA’s Microsoft Gold Partner certification, which gives us quite an edge as we continue to push into the commercial markets.

Additionally, I like to provide a couple more updates regarding some of the other investments we are making within our business. Earlier in November of 2021, we achieved FedRAMP Ready Status for our proprietary Intelligent Technology Management System or ITMS platform. Achieving FedRAMP Ready Status is a strong indicator of success for full FedRAMP authorization and means that our Readiness Assessment Report has been approved. As a result, we are now listed on the FedRAMP marketplace as a FedRAMP Ready vendor. Though we have successfully achieved this milestone, we are still in the midst of pursuing full authorization by the end of this calendar year. Once fully authorized, we will open up the opportunity for more US government agencies to benefit from our intelligent technology management platform.

Second, we continue to further enhance our digital billing and analytics for DB&A division to take advantage of the dramatic shift from traditional voice platform to unified communications such as Microsoft Teams. We have invested in the development of our unified communication as a service or UCaaS solutions that will address the data analytic needs for services offered by Microsoft Teams, zoom, and other video teleconferencing solution providers.

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Last but not least, we’re beginning to gain traction from our ESG initiatives. In particular, we are seeing our green initiatives such as our recycling program, bear fruit. I’m confident that this part of our business will continue to profitably grow over the coming quarters and years.

With that overview completed, I will now turn the call over to Jason to provide you with some details on the investment we are making on the sales and marketing front, and the sales momentum we’ve been building since the start of the year. Then our CFO, Kellie Kim, will walk us through the financial results. Jason?

Jason Holloway - EVP, Chief of Sales & Marketing Officer & President, WidePoint Cybersecurity Solutions Corp.

Thank you, Jin, and good afternoon everybody. As stated on the last call, the prevalence of cyber threats become more and more rampant every day forcing corporations to find a safe and trustworthy solution to rely upon. That’s where we and our identity and access management solution come into the mix. I am proud to share that the phased approach, which segments the potential users into tier one through five groups to sell our identity and access management solution on a pure subscription monthly recurring model has been working extremely well for us. As a reminder, tier one customers are critical users, such as systems administrators, super users, executives with high user privileges; tier two is senior managers with elevated privileges; tier three comprises of managers with moderate privileges; tier four is general users with minimal privileges; and tier five is external users. We are finding that this five tiered approach has been extremely effective so far, but we are constantly looking to refine and make prudent investments into the structure going forward.

With that refresher, I’d like to share some updates related to the results of our go to market strategy. First, the conversations with the K through 12 institutions, has been extremely productive thus far, and we have garnered only positive feedback from these initial talks. However, as eager as some of the prospective schools are to implement our IAM solution into their workflow, they simply aren’t able to, given the fact that educational institutions aren’t allowed to implement new processes and solutions until the school’s summer break for logistics reasons. In the interim, we are continuing to expand our footprint within this vertical to ensure we are capturing as much market share as possible. Thankfully, higher education does not operate under the same type of integration constraints, and we are able to successfully implement our IAM solution into a major university. We also successfully completed our IAM solution implementation with a major District of Columbia government agency.

Next, as I alluded on the previous call, our initial work with a commercial enterprise beverage production vertical has resulted in a purchase order with a beverage company. This is a direct result of the acquisition of ITA and is a positive affirmation that we can cross-sell our managed services into their existing customer base. We are cautiously optimistic that our cross-selling initiatives will continue to yield additional managed services contracts in the near term. To go even a layer deeper, we continue to have daily meetings internally to ensure we are capitalizing on all upsell and cross-sell opportunities in this growing sector for both prospective and current customers.

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Additionally, as I mentioned on the prior call, we were able to win a contract agreement to provide our IT-as-a-Service capabilities with a large marketing and multimedia rights holder for some of the most prestigious sports venues across the country. While the initial agreement was for our IT-as-a-Service capabilities, after working with them for the past couple of months, they have expressed interest in wanting to expand the working relationship. We’ve also continued to move full steam ahead with our indirect sales strategy, which is to team with large entrenched systems integrators and expand our relationships with both prominent players in the commercial and federal sectors. Furthermore, we continue to search for strategic partners that have access to new niche businesses that cannot normally be tapped into. Our two-pronged approach has fared well for us, as we’ve already won and are continuing to gain more leads with areas we previously would not have had access to.

Relating to some of the other investments we are making into sales and marketing, as Jin mentioned, we are looking to hire folks across the corporation and within our sales and marketing division. We recognize that our employees are the lifeblood of our organization. So we want to ensure that we are meticulous in hiring high quality folks that not only excel at their jobs but also match the culture of what WidePoint is about.

Another exciting new investment that has already been fulfilled, is with our revamped corporate website. Our internal team has done a phenomenal job in refining the look, feel and functionality of our website with an increased commitment to social channels and content marketing. We are sharing our success stories and industry expertise regularly. We have only received positive feedback and are proud of this accomplishment. Great job team.

Next, we have persisted in our efforts to make investments with our branding and name recognition. As a reminder, we were listed in the 2021 Gartner Magic Quadrant for Managed Mobility Services, which was a big win for WidePoint as over 70% of the Fortune 1000 and over 10,000 midsize and large enterprises rely on Gartner for their advice and guidance in key technology areas. We continue to proactively work with Gartner on a regular basis to raise our company profile in the MMS sector. Speaking of Gartner, our team has been proactively carrying a dialog with Gartner as it relates to identity and access management conversations. These talks have been progressing well and we are now conducting deep dives on our IAM solution. I will have additional updates in Q1.

Overall, we are continuing to make notable progress on all fronts of the sales and marketing end and are confident that as we return to the former, old normal, pre-pandemic, we’ll be able to ramp up our sales activities more and more.

With that I will hand the call over to Kelly.

Kellie Kim - Chief Financial Officer, WidePoint Corp

Thank you, Jason. Good afternoon, everyone. I’m pleased to share more details on our fourth quarter and full year 2021 results. For the fourth quarter, our revenue was 24.5 million compared to 22.3 million in the prior quarter, and 28.4 million reported for the same quarter last year. Carrier services revenues declined to 13.4 million from 19.5 million in the fourth quarter of last year, largely due to completion of the Census project. Managed services revenue increased by 25% to 11.1 million from 8.9 million compared to the fourth quarter of last year. The increase in managed services was primarily due to higher bar sale to federal government clients and IT-as-a-Service revenue replacing billable services from the Census project. Carrier services revenues for fiscal 2021 were 49.7 billion compared to carrier services of 137.6 million in 2020. The decline was due to the completion of the Census project. Managed services revenues for the full year 2021 decrease 12% to 37.6 million compared to 42.7 million in 2020. Year-over-year decline was primarily driven by decline in revenue from accessory sale, completion of the Census project, customer attrition in the commercial market, partially offset by increased sale to government and addition of IT-as-a-Service.

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Our gross profit for the fourth quarter 2021 was 4 million compared to 3.7 million in the prior quarter and 4.8 million in the fourth quarter of 2020. The decline in gross profit compared to last year was due to lower revenue and revenue mix that included higher bar sale. Gross margin slightly decreased to 16.3% in the fourth quarter of 2021 from 17% in the fourth quarter of 2020. Our gross profit for the full year ended December 31, 2021 was 16.4 million compared to 20.5 million in the same period last year. However, gross margin percent improved significantly to 18.7% this year, compared to 11.3% in the same period last year. The increase in gross margin was primarily due to higher mix of managed services revenue and the completion of the Census project.

In the fourth quarter 2021, operating expenses increased 17% to 4.8 million from 4.1 million in the fourth quarter of last year. The increase in operating expense was primarily due to the addition of ITA. For the full year ended December 31, 2021, operating expenses decreased 9% to 15.8 million from 17.2 million in the same period last year. The decrease in operating expense was primarily due to a decrease in general and administrative expenses due to the one-time payroll tax credit Jin mentioned and lower staff costs, partially offset by addition of ITA.

For the fourth quarter 2021, GAAP net loss was 575,000 or a loss of $0.06 per diluted share, a decrease from net income of 8.3 million or gain of $0.94 per diluted share in the fourth quarter of 2020. The net loss reflects a benefit of 590,000 adjustment for reduction in fair value of contingent earn outs. For the full year ended December 31, 2021, GAAP net income was 341,000, or $0.04 per diluted share, a decrease from net income of 10.3 million or $1.20 per diluted share in the same period last year. Our effective tax rate in 2021 was 63%, which reflects deferred tax adjustments and true ups recorded in Q4 2021.

On a non-GAAP basis, EBITDA for the fourth quarter 2021 was 319,000 compared to 1.1 million last year. For the full year ended December 31, 2021, EBITDA was 2.9 million, compared to 4.9 million in the same period last year. Our non-GAAP adjusted EBITDA was 541,000 in the fourth quarter compared to 1.3 million in the same period 2020. For a full year ended December 31, 2021, our non-GAAP adjusted EBITDA was 3.8 million, compared to 5.7 million in the same period last year.

Shifting to cash flow and balance sheet, we exited the quarter was 6.5 million in cash and approximately 5 million available to draw down on our credit facility. The reduction of cash from the prior quarter resulted from acquisition-related expenses, stock repurchases, investments back into our technology, and the timing of working capital. Even after these expenses, our balance sheet continues to remain strong and our current ratio at end of December remains around 1.3 compared to 1.2 at the end of 2020. Furthermore, although we have an ATM at our disposal, we have no current plans to execute any orders on the ATM, and we’ll be opportunistic and act when the situations are favorable. In a few minutes, Jin will cover the stock repurchase activities.

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This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-K, which was filed prior to this call.

On a personal note, this will officially be my last earnings call. I want to thank Jin and my colleagues for a rewarding and enjoyable experience at WidePoint. I learned so much from each of you. While I look forward to the next chapter, I am committed to working with Bob George, our incoming CFO to ensure a smooth transition.

So with that, I will turn the call back to Jin.

Jin Kang - President & Chief Executive Officer, WidePoint Corp

Thank you, Kelly, and thank you Jason. Although there are headwinds that we cannot control, I am pleased with the trajectory WidePoint is headed in, as you continue to profitably operate with zero debt and maintain a strong balance sheet. Our ability to sustain profitability even amiss the external circumstances outside of our control is a testament of our team’s ability to adapt and efficiently execute our organic and inorganic growth strategy.

Speaking of our inorganic growth strategy, we’re continuing to meticulously bet a multitude of M&A targets in this acquisition-rich environment. Unfortunately, similar to last quarter, we are still seeing lofty multiples, with almost all companies demanding much more than what we deem their value to be. Thus, we will be patient and our search, and we’ll be judicious with our selection process. That said, I want to reiterate that our M&A mandate remains the same, which is to look for stable, immediately created, and well-established companies that are profitable, and especially those companies that are in the cybersecurity space.

Next, I will provide an update with our share repurchase program. As of December 31, 2021, we repurchased 299,494 shares at an average price of $4.14. Fast forward to March 11, 2022, and we repurchased an additional 196,586 shares at an average price of $4.11. Even after these repurchases, our cash balance remains strong. As of March 14, we have suspended our repurchase to preserve our cash balance, as we consider additional investment opportunities. And, as I previously stated, we will be opportunistic in timing, price, and the amount of our repurchases. Additionally, in Q4, we saw managed services revenue increase 25% due to our strong operational performance, and the acquisition of IT Authorities. Looking ahead, we expect to grow our managed services revenue 5% to 10% in 2022. Consistent with our past practices, we will provide full guidance for 2022 during our earnings call for Q1 in May.

As we announced earlier this month, we are very pleased to welcome Bob George to our management team to succeed Kelly as our CFO. Bob will officially take the CFO reins on April 1, 2022. We’re very excited to have him join our management team. Bob brings with him more than three decades of diverse business experiences in strategic planning, financial forecasting and analysis, financial system design and implementation, and building and managing successful finance teams and organizations. Bob also has extensive experience with mergers and acquisitions having 32 successful acquisitions to his credit. And given our focus on M&A, you will be hearing a lot more about our efforts on this front. Welcome to the team Bob.

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Now, I will take this opportunity to thank Kelly for her many contributions to WidePoint. Kelly has been tireless in improving our financial performance and all aspects of finance and accounting operations. She leaves WidePoint on a solid footing and poised for growth. Thank you, Kelly. We wish you the very best in your retirement.

In conclusion, we believe that we are in a prime spot to continue growing, thanks to the progress we’re making across all fronts of our business. We’re operating profitably, stably, and prudently, which is why we’ve been able to weather the number of headwinds that come our way. I’m very proud of the team here at WidePoint and look forward to a successful 2022.

With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Operator

[Operator Instructions] You’re first question is coming from Barry Sine with Spartan Capital. Your line is live.

Q: Hey, good evening. Thank you. A couple questions, if you don’t mind. First of all, on FedRAMP, it sounds like you’re making great progress. I know that’s quite important and I want to confirm, I think I heard you guys say you’re hopeful of getting full approval by the end of ‘22. Assuming you get that, would we see noticeable change in revenue growth in ‘23 and ‘24, as you’re now FedRAMP certified, and can go after some more contracts? How notable should that be from a financial standpoint?

Jin Kang - President & Chief Executive Officer, WidePoint Corp

It’s really difficult to quantify Barry. Hello, Barry. It’s nice to hear your voice, let me be a little polite. But yes, the FedRAMP certification, when we get it, we anticipate that we will be able to bid on more contracts and a lot more potential for us to use that as a marketing tool to go out and out compete our competitors. What we plan to do with that certification, once we have it is we will go to prospective customers and let them know that the vendors that they’re using may not have that certification. And so, well, we know that they won’t have that certification because we feel that we’re the only ones in the managed mobility market that has that certification. So we should see some good additions to our sales pipeline once we have that FedRAMP certification.

Q: Okay, That’s excellent. My second question, in the press release, you call out a contract from the state of Texas Department of Information Resources. And I know everything is big in Texas, and I’m wondering, a lot of times government contracts are public information on websites and so on. Could you give us any further color on that contract and is it as big as Texas?

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Jin Kang - President & Chief Executive Officer, WidePoint Corp

Well, it is as big as Texas. Texas is what, like a third of the continental US, I think, in geographic size, so they are pretty big. But I will tell you that the contract vehicle that we’re talking about is very similar to the federal government’s GSA contract. And so this is sort of a pre-qualification of our services and solutions, so that we can go in and sell to the State of Texas. So we do have several opportunities within our sales pipeline that are meaningful, and so we hope to close on some of those in 2022.

Q: Okay, and then on the ITA, in the press release, you talked about progress on cross-selling and you called out some examples, how many of their customers who have taken WidePoint services, and how many of your customers have taken legacy ITA services today? And then, same question in terms of the pipeline.

Jin Kang - President & Chief Executive Officer, WidePoint Corp

Right. So in terms of the number of customers that are taking WidePoint solution at ITA – ITA’s customer taking WidePoint solutions, I will let Jason talk to that a little bit in more detail. But I will tell you that we are gaining attractions there in the beverage industry, and also in the media company that Jason talked about in our call. So, without stealing his thunder, I’ll let Jason kind of tell you a little bit about those customers.

Jason Holloway - EVP, Chief of Sales & Marketing Officer & President, WidePoint Cybersecurity Solutions Corp.

Hey, Barry. How you been doing, man?

Q: Hey. How are you?

Jason Holloway - EVP, Chief of Sales & Marketing Officer & President, WidePoint Cybersecurity Solutions Corp.

Good. So as Jin said, yes, we do have one official customer in the beverage community that we have received a PEO on. There’s a lot of courting that is going on to the existing ITA customers that’s been extremely favorable but in terms of official wins, we have one official PEO. We’re cautiously optimistic that we will be receiving others and just stay tuned and hopefully, we’ll have some updates. In terms of the other way around with ITA and us, there’s a number of onsite meetings that have been planned with the ITA folks, as well as the WidePoint folks, and they are going to be making some onsite visits, some initial calls to the existing WidePoint customer base with the IT folks on the call have gotten really well and they’re now actually progressing to the next stage of a face to face meeting. So that’s kind of twofold for us because it’s positive that we’re getting back to that old normal, and we’re able to get on the road and really get in front of people. So again, it’s taken a little bit of time, but at least we’re getting the chance to come to the table and do a lot of very favorable presentations.

Q: Okay, that’s very helpful. Yeah, thank you, Jason.

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Jin Kang - President & Chief Executive Officer, WidePoint Corp

Hey, Barry, just so you know that the beverage industry customer, we are looking at them, not only just one of our services, they’re actually looking at taking our IDM solution and our Managed Mobility solution, so that’s been a kind of a twofer for us. So, standby, there’s a lot of things that are happening there. And also, we talked a little bit about soft-ex and our co-sell certification but now what we’re going to do is we’re going to merge that with the Gold Partner status that we have at ITA, and there’s a potential for us to sell our UCaaS solution to MS Team users, so that’s been a pretty exciting area in development for us.

Q: Okay. And then kind of a financial question on ITA, so in the 10-K in addition to carrier and manage you break out managed services into three different line items. Looking at those where would I see the revenue from ITA, I think that was in there the whole quarter and just remind us what kind of our run rate is ITA doing?

Kellie Kim - Chief Financial Officer, WidePoint Corp

Hi, Barry, this is Kellie. ITA’s revenue is included in managed services fees for the fourth quarter and we had said in the previous announcement that we expect a couple million of revenue from ITA, so they delivered in line with that expectation.

Q: So just to clarify, Kellie, they are in the managed services fees line, not the billable services fees line.

Kellie Kim - Chief Financial Officer, WidePoint Corp

Correct, because their core service is managed as a service, so that’s closely in line with our other managed services.

Q: And those are my questions but I want to join everybody in congratulating Kellie and again, you’ve gotten the 8-K filed in time for the call. That’s always very helpful. So congratulations, have a great retirement, Kellie, and you set up a high bar for Bob to follow on getting the financials filed with the SEC. Thank you.

Kellie Kim - Chief Financial Officer, WidePoint Corp

Thank you, Barry. Really appreciate that.

Operator

[Operator Instructions] At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at wyy@gatewayir.com. I’d now like to turn the call back to Mr. Jin Kang for his closing remarks.

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Jin Kang - President & Chief Executive Officer, WidePoint Corp

Thank you, operator. Thank you all for joining us today for our earnings call. I will close our meeting by reminding you that despite all of the macroeconomic events, we are positioned well to benefit from the tailwinds provided by the need for strong cybersecurity. Specifically, our quantum resistant endpoint security solution will address the critical needs to mitigate the growing cybersecurity threats from here and abroad.

Thank you again. And as the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you again and have a great evening.

Operator

Thank you for joining us for today’s WidePoint’s fourth quarter and full year 2021 conference call. You may now disconnect.

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